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                        EXHIBIT 21 - LIST OF SUBSIDIARIES


(a) Bassett Furniture Industries of North Carolina, Inc. (North Carolina Corporation)

(b)      The E.B. Malone Corporation (Delaware Corporation)

(c)      Bassett Direct Stores Inc. (Virginia Corporation)